                                   EX-10.05
                             Employment Agreement


                              EMPLOYMENT AGREEMENT

      This Employment Agreement ("Agreement") is entered into as of this 20th day of October, 1996 by and between On-Site Sourcing, Inc. with address of 1111
N. 19th Street, Suite 404, Arlington, Virginia 22209 ("OSS" or the "Company") and Larry F. Morris ("Mr. Morris" or the "Executive") with home address at home address at 168 5th Street, NE, Atlanta, GA 30308.

      WHEREAS, OSS desires to employ the services of Mr. Morris utilizing his knowledge and expertise as a full-time employee without the distraction of employment related uncertainties and considers such employment in the best interests of the Company and its shareholders, and Mr. Morris desires to be employed full time by the Company; and

      WHEREAS, OSS and Mr. Morris desire to enter into an Agreement reflecting the terms under which Mr. Morris will be employed by the Company. Employment commenced November 15, 1995.

      NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties hereto agree as follows:

      1. Term. This Agreement will remain in effect for a period of three years from the date of this agreement and will be renewed automatically for succeeding periods of one year unless sooner terminated as provided in sections 6 and 7 below.

      2. Nature of Employment. Mr. Morris shall be employed as Vice President - Sales and Marketing of the Company with full power and authority as determined by the Board of Directors of OSS (the "Board"). Mr. Morris agrees to diligently and faithfully perform such duties and serve in the above capacity or in such capacities as the Board of Directors of the Company shall determine from time to time.

      Mr. Morris's duties include but are not limited to the following:

      Report to the President, Chief Executive Officer and the Executive Vice
         President - Sales & Marketing, of the Company.

      (b) Be responsible for the start-up, development and growth of the Atlanta-Regional office of the Company.

      (c) Assist the Company in the development of all phases of the Company's business.

      3. Compensation for Services. As consideration to Mr. Morris for services rendered under this Agreement, OSS shall compensate Mr. Morris as follows:

      (a) Base salary draw. Mr. Morris shall receive a base non-refundable salary draw of $4,333.33 per month against commission compensation starting November 1, 1996.

      (b) Commission Compensation.

            (i) Reprographic Revenues. Mr. Morris shall receive a commission of .25% on each percentage point of margin on reprographic revenues that are realized by the Company through sales managed or closed by Mr. Morris. This commission shall be capped at 10% on all full margin (40% or greater gross) reprographic revenues that are realized by the Company through sales managed or closed by Mr. Morris.

            (ii) Facilities Management. Mr. Morris shall receive a commission of .125% on each percentage point of margin on facilities management revenues that are realized by the Company through sales managed or closed by Mr. Morris. This Commission shall be capped at 5% on all full margin (40% or greater gross) facilities management revenues that are realized by the Company through sales managed or closed by Mr. Morris.

            (iii) Printing. Mr. Morris shall receive a commission of .25% on each percentage point of margin on printing revenues that are realized by the Company through sales managed or closed by Mr. Morris. This Commission shall be capped at 10% on all full margin (40% or greater gross) printing revenues that are realized by the Company through sales managed or closed by Mr. Morris.

      (c) Benefits. Mr. Morris shall be entitled to all other benefits normally accorded to full time employees of OSS, including such bonuses, prescription, life insurance, medical insurance for Mr. Morris's entire family, holidays and expense accounts as are consistent for other key senior management personnel or as may be decided by the Executive if said items are discretionary with the Executive.

      Mr. Morris shall be entitled to two weeks paid vacation per year for each of the first 5 years of employment beginning at commencement of employment. The Executive shall be entitled to three weeks paid vacation each year after the fifth anniversary which is to be considered November 15, 2000. No more than two weeks shall be taken consecutively without the prior written approval by the Company.

      Mr. Morris shall be entitled to all health and sick leave as is accorded to other key senior management personnel.

      (d) Reimbursement. Mr. Morris shall be reimbursed within fifteen (15) days for all properly documented OSS business expenses incurred by the Executive. To the extent permitted by applicable law, OSS, shall treat these expenses as senior in the right of payment to any other obligation of OSS.

      (e) Stock Options. Stock options to purchase 108,000 shares of the Company's common stock at $2.12 per share, the fair market value as of the date of this Agreement, granted as of October 20, 1996. The options shall vest at thirty-three and one-third percent (33 1/3% or 36,000 shares) per year on the first, second and third anniversaries of the date of this Agreement with the Company if the Agreement is still in effect. The options shall be exercisable for a period of five years from the date of vesting. The options are cancelable upon Mr. Morris's termination from the Company for cause as defined in 6(a) below. Furthermore, the options shall inure to the benefit of the Executive's heirs and designees. Options to purchase 27,000 shares of On-Site Sourcing stock at an exercise price $1.39 vested under Mr. Morris's prior employment agreement.

      4. Responsibility of Executive. The responsibilities of Mr. Morris under this Agreement are as follows:

      (a) Mr. Morris agrees to serve OSS for the term of employment specified in
Section 1 above. Mr. Morris agrees to (i) devote his full business time to the business and affairs of OSS, (ii) use his best efforts to promote the interests of OSS, and (iii) perform faithfully and efficiently the responsibilities assigned to him by the Board and listed in
Section 2 above.

      (b) During the term of this Agreement, Mr. Morris shall not perform services for any person or entity that competes directly or indirectly with the Company. Mr. Morris agrees to disclose in writing to the Board any non-Company activities for which Mr. Morris receives compensation for services rendered. If the Board deems such activities to be excessive and to conflict with Mr. Morris's full time commitment, then the Company shall notify Mr. Morris in writing to limit those activities to periods in which no time conflict occurs.

      (c) Mr. Morris agrees to abide by General Company Policies as the same are duly adopted by the Board from time to time, so long as such Policies do not conflict with the terms and conditions of this Agreement.

      5. Confidentiality and Non-Disclosure Agreement.

      (a) Mr. Morris hereby agrees that he will not at any time, without the express written consent of the Company: (i) disclose, directly or indirectly, any Confidential Information (as defined below) to anyone outside the employ of the Company, or (ii) use, directly or indirectly, any Confidential Information for the benefit of anyone other than the Company.

      (b) Confidential Information as used herein means all information of a business or technical nature disclosed to, learned or developed by Mr. Morris in the course of his employment by the Company, which information relates to the business of the Company or the business of any customer of the Company, or the business of any other person, firm, corporation, or other entity which consults with the Company in connection with the business which is not generally known in the reprographic or facilities management industry. Confidential Information shall include, but is not limited to, information and knowledge pertaining to manufacturing processes, procedures, developments, improvements, methods of operation, sales and profit figures, customer and client lists, credit and other financial information about the Company or their customers, and relationships between the Company and its customers, clients and others who have business dealings with the Company.

      (c) In the event that Mr. Morris voluntarily leaves the Company, Mr. Morris agrees not to seek employment with a reprographic or facilities management company (competitor) located within 100 miles of the Company's Atlanta office located at 1375 Peachtree Street, Atlanta, GA or within six months after leaving the Company.

      6. Termination by the Company. The Board of Directors may terminate the employment of Mr. Morris at any time with or without cause, and in such event the following shall apply. "Cause" for termination shall be defined as gross neglect by the Executive of his duties hereunder, willful failure by the Executive to perform his duties hereunder, conviction of the Executive of a felony committed during the term of this Agreement, or any lesser crime or offense involving the property of the Company or any of its subsidiaries or affiliates, gross malfeasance by the Executive in connection with the performance of his duties hereunder, willful engagement in conduct by the Executive or willful refusal without proper legal cause by the Executive to perform his duties and responsibilities which he has reason to know is materially injurious to the Company.

      (a) In the event of termination for cause, as defined above, by OSS, all salary and other benefits paid or provided to the Executive hereunder shall cease as of the date of termination, and the Company shall have no further obligations to the Executive. Upon a finding by the Board of Directors that the Executive has willfully failed or refused to observe or perform his duties or grossly neglected his duties as specifically set forth in Section 4 hereof, OSS may terminate this agreement for cause provided that the Board of Directors has first notified the Executive on two separate occasions of such failure and has given the Executive at least thirty
(30) days after each such occasion to remedy such breach of duty.

      (b) In the event of termination by OSS without cause, the Company agrees to provide the Executive with the following:

            (i) Mr. Morris shall receive an amount equal to two weeks base salary plus the value of his other employment benefits accrued at the time of termination that Mr. Morris would have received under this Agreement but for such termination. Such amount shall be payable to Mr. Morris in one installment two weeks following termination.

            (ii) "Termination without cause" shall be defined as: termination for any reason other than "cause" (as defined previously in Section 6), continuous disability or incapacity of Mr. Morris which prevents him from performing his duties for a period of not less than three (3) months as determined by any independent, licensed medical doctor, or death.

      7. Effect on Successors in Interest. This Agreement shall inure to the benefit of and be binding upon heirs, administrators, executors, successors and assigns of each of the parties hereto.

      8. Notices. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery, including by facsimile, or by recognized courier (such as Federal Express), or three (3) business days after deposit in the United States Mail, by registered or certified mail, addressed to a party at its address shown below or at such other address or facsimile number as such party may designate in writing to the other party pursuant to this section.

      9. Assignment. OSS shall have the right to assign this Agreement and to delegate all of its rights, duties and obligations hereunder, whether in whole or in part to any parent, affiliate, successor, or subsidiary organization or company of OSS or corporation with which OSS may merge or consolidate or which acquires by purchase or otherwise all or substantially all of OSS assets, but such assignment shall not release OSS from its obligations under this Agreement. The Executive shall have no right to assign this Agreement.

      10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia. In the event of any dispute under this Agreement, it shall be resolved through binding arbitration in accordance with the rules of the American Arbitration Association.

      11. Severability. The provisions of this Agreement are severable, and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable under any controlling body of law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

      12. Entire Agreement. This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and previous agreements. This Agreement may not be amended except in writing executed by the parties hereto.

      IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by a duly authorized officer, and Mr. Morris has signed this Agreement as of the date and year written above.

                                        The Company:

                                              On-Site Sourcing, Inc.
                                              1111 N. 19th Street, Suite 404
                                              Arlington, Virginia  22209



                                        BY:   /s/ John S. Stoppelman
                                              ----------------------
                                              John S. Stoppelman
                                              Chairman


                                        Executive:


                                              /s/ Larry F. Morris
                                              ----------------------
                                              Larry F. Morris